EXHIBIT 99.1


PRESS RELEASE


                  ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION
                                    ACQUIRES
                        WINDSOR LOCKS COMMUNITY BANK, FSL

         Enfield, Conn. - December 12, 2003 - David J. O'Connor, President and Chief Executive Officer of New England Bancshares, Inc. (the "Company") (OTC: NEBS), announced today that its wholly-owned subsidiary Enfield Federal Savings and Loan Association ("Enfield Federal") acquired Windsor Locks Community Bank, FSL, Windsor Locks, Connecticut. In connection with the acquisition, the Company issued 171,355 shares to Enfield Mutual Holding Company. As of September 30, 2003, Windsor Locks Community Bank had $38 million in assets and $35 million in deposits with two branch offices. Upon consummation of the acquisition, Enfield Federal will have seven branch offices with approximately $202 million in assets and $168 million in deposits.

         All of Windsor Locks Community Bank's employees are expected to continue as employees of Enfield Federal. Frederick J. Stroiney, Windsor Locks Community Bank's President, will become President of Enfield Federal. Mr. O'Connor will remain President and Chief Executive Officer of the Company and Chief Executive Officer of Enfield Federal after the merger. As a result of the acquisition, William C. Leary, the Chairman of Windsor Locks Community Bank, was appointed to the Board of Directors of the Company.

         New England Bancshares, Inc. is headquartered in Enfield, Connecticut. Enfield Federal operates seven banking centers servicing the communities of Broad Brook, Enfield, Manchester, Suffield, and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.

CONTACT:        David J. O'Connor, President and CEO
                New England Bancshares, Inc. and Enfield Federal
                Savings and Loan Association
                (860) 253-5200